Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS SUB-INVESTMENT ADVISORY AGREEMENT, dated as of                   , 2010 (the “Agreement”), by and between AVENUE INCOME CREDIT STRATEGIES FUND, a Delaware statutory trust (the “Fund”), AVENUE CAPITAL MANAGEMENT II, L.P., a Delaware limited partnership (the “Adviser”), and Avenue Europe International Management, L.P., a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement, dated [•], 2010 (the “Investment Advisory Agreement”), with the Fund relating to the provision of advisory and management services; and

WHEREAS, the Fund and the Adviser wish to retain the Sub-Adviser to furnish investment advisory services to the Fund and the Adviser and the Sub-Adviser is willing to furnish such services to the Fund and the Adviser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Fund, the Adviser and the Sub-Adviser agree as follows:

SECTION 1. Appointment and Duties of Sub-Adviser. (a) Subject to the terms and conditions set forth herein, the Fund and the Adviser hereby appoint the Sub-Adviser, subject to the review and supervision of the Board of Trustees of the Fund (the “Board”), to act as the investment adviser for and to manage the investment and reinvestment of a portion of the assets of the Fund, as shall be allocated from time to time to the Sub-Adviser by an investment committee composed of representatives of the Adviser and Sub-Adviser (the “Allocated Assets”), in accordance with the Fund’s investment objectives and policies and limitations, for the period and on the terms set forth in this Agreement. The investment of funds shall be subject to all restrictions of applicable law and the Amended and Restated Declaration of Trust and By-Laws of the Fund, and resolutions of the Board as may from time to time be in force and delivered in writing to the Sub-Adviser.

(b)   The Sub-Adviser accepts such appointment and agrees during the term of this Agreement to:

(i)  supervise the investment activities of the Fund with respect to the Allocated Assets, including advising and consulting with the Board as the Board may reasonably request;

(ii)  continuously manage the Allocated Assets in a manner consistent with the investment objectives and policies of the Fund;

(iii)  with respect to the Allocated Assets, determine the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions, including the placing of purchase and sale orders on behalf of the Fund, as necessary or appropriate;

(iv)  render periodic reports to the Board as the Board may reasonably request regarding the Fund’s investment program with respect to the Allocated Assets and the services provided by the Sub-Adviser hereunder; and

(v)  make and maintain for the required period all records required to be made under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules thereunder relating to transactions with respect to the Allocated Assets effected by the Sub-Adviser, except to the extent such records are made or maintained by the Adviser. The Sub-Adviser shall make available to the Fund and the Adviser all such records maintained by the Sub-Adviser upon reasonable request.

(c)   The Sub-Adviser may delegate any of the foregoing responsibilities to a third party with the consent of the Fund and the Adviser.

(d)   The Fund and the Adviser acknowledge that the Sub-Adviser makes no warranty that any investments made by the Sub-Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Sub-Adviser.

(e)   The Sub-Adviser is authorized on behalf of the Fund to establish brokerage, bank and other accounts and agreements.

SECTION 2.  Transactions with Affiliates. The Sub-Adviser is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities and other instruments which the Sub-Adviser or any of its affiliates underwrites, deals in, makes a market in and/or for the issuer thereof performs or seeks to perform investment banking or other services. The Sub-Adviser is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Sub-Adviser) for the execution of trades for the Fund.

SECTION 3.  Best Execution; Research Services. The Sub-Adviser is authorized, for the purchase and sale of the Fund’s portfolio securities and other instruments, to employ such dealers and brokers as may, in the judgment of the

Sub-Adviser, implement the policy of the Fund to obtain the best execution, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Sub-Adviser is authorized to direct the execution of the Fund’s portfolio transactions under the management of the Sub-Adviser to dealers and brokers furnishing statistical information or research deemed by the Sub-Adviser to be useful or valuable to the performance of its investment advisory functions for the Fund. It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Sub-Adviser. It is understood that the expenses of the Sub-Adviser will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Sub-Adviser by brokers who effect transactions for the Fund may be used by the Sub-Adviser in servicing other investment companies, funds and accounts which it manages. Similarly, research services furnished to the Sub-Adviser by brokers who effect transactions for other investment companies, funds and accounts which the Sub-Adviser manages may be used by the Sub-Adviser in servicing the Fund. It is understood that not all of these research services are used by the Sub-Adviser in managing any particular account, including the Fund.

The Sub-Adviser and its affiliates may aggregate purchase or sale orders for the Fund with purchase or sale orders for the same instrument for the accounts of the other clients of Sub-Adviser or of its affiliates and the Sub-Adviser’s own accounts, if such aggregation is consistent with applicable law. However, the Sub-Adviser is under no obligation to aggregate any such orders under any circumstances.

SECTION 4.  Independent Contractor. The Sub-Adviser shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed as agent of the Adviser or the Fund.

SECTION 5.  Non-Exclusive Agreement. The services of the Sub-Adviser to the Adviser and the Fund under this Agreement are not exclusive, and the Sub-Adviser and any of its affiliates or related persons shall be free to render similar services or other services to others. Without limiting the generality of the foregoing, the Sub-Adviser and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the Adviser or the Fund or may involve substantial time and resources from the Sub-Adviser.

SECTION 6.  Fee. (a) For the services described in Section 1, the Adviser shall pay to the Sub-Adviser, in U.S. dollars, out of the investment management fee it receives from the Fund, and only to the extent thereof, within ten business days after the end of each calendar month, a monthly investment management fee for such month at an annual rate of 1.25% of the average daily value of the Allocated Assets during such month; provided that, to the extent that the investment management fee payable to the Adviser by the Fund pursuant to the Investment Advisory Agreement is decreased, this sub-advisory investment management fee will be proportionately decreased.

(b)   For purposes of calculating such sub-advisory investment management fee, the value of the Fund’s Allocated Assets shall be computed at the time and in the manner specified for the calculation of the Fund’s total assets in the Fund’s Registration Statement on Form N-2 (in the section entitled “Net Asset Value”), as in effect from time to time, filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act and the Securities Act of 1933, as amended. Further, on any day when the value of the Fund’s total assets is not calculated, the Allocated Assets, for purposes of calculating the sub-advisory investment management fee, shall be deemed to be the Allocated Assets as of the close of business of the last day on which such calculation was made.

(c)   For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Sub-Adviser’s fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

SECTION 7. Expenses. The Sub-Adviser shall not be responsible for the Fund’s expenses, including, among others, legal fees and expenses of counsel to the Fund and to the Fund’s independent trustees; insurance, including trustees and officers insurance and errors and omissions insurance; auditing and accounting expenses; taxes and governmental fees; listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Fund’s custodians, administrators, transfer agents, registrars and other service providers; expenses for portfolio pricing services by a pricing agent, if any; other expenses in connection with the issuance, offering and underwriting of shares or debt instruments issued by the Fund or with the securing of any credit facility or other loans for the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; brokerage commissions and other costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the dividend reinvestment plan

(except for brokerage expenses paid by participants in such plan); compensation and expenses of trustees; costs of stationery; any litigation expenses; and costs of shareholder, Board and other meetings.

SECTION 8.  Interested Persons. Subject to applicable statutes and regulations, it is understood that trustees, officers, shareholders and agents of the Fund or the Adviser are or may be interested in the Sub-Adviser as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Sub-Adviser may be interested in the Fund or the Adviser as trustees, officers, shareholders, agents or otherwise.

SECTION 9.  Liability. (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law, or for any act or omission or any loss suffered by the Adviser or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its obligations and duties (“disabling conduct”). The Sub-Adviser may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care.

(b)  The Fund will indemnify the Sub-Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or settlement or as fines or penalties, not resulting from disabling conduct by the Sub-Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Sub-Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a determination, based upon a review of the facts, that it would be reasonable to conclude that the Sub-Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” (as defined in the 1940 Act) of the Fund nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion. The Sub-Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Sub-Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (x) the Sub-Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking; (y) the Fund is insured against losses arising by reason of the advance; or (z) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Sub-Adviser may ultimately be found to be entitled to indemnification.

(c)  U.S. federal securities laws impose liabilities under certain circumstances on persons who act in good faith and nothing herein shall constitute a waiver of or limitation on any right which the Fund may have under any applicable securities laws.

SECTION 10.  Term. (a) This Agreement shall become effective on the date hereof and shall remain in full force for the two-year period from the effective date hereof unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only for so long as such continuance is specifically approved as least annually in the manner required by the 1940 Act.

(b)  This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement may be terminated at any time without the payment of any penalty by the Fund, the Adviser or the Sub-Adviser on sixty (60) days written notice to the other parties. The Fund may effect termination by action of the Board or by vote of a majority of the outstanding voting securities of the Fund, accompanied by appropriate notice.

(c)  This Agreement shall terminate automatically and immediately upon termination of the Investment Advisory Agreement between the Adviser and the Fund.

(d)  Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payment on any unpaid balance of the compensation described in Section 6 above earned prior to such termination.

SECTION 11.  Representations and Warranties. The Sub-Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act, and the Sub-Adviser agrees to maintain effective all material registration, authorizations and licenses required for the performance of its duties hereunder, as the case may be, until the termination of this Agreement.

SECTION 12.  Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder shall not thereby be affected.

SECTION 13.  Notices. Any notice, request, instruction, or other document to be given under this Agreement by any party hereto to the other parties shall be in writing and, if other than routine business correspondence, delivered by (i) confirmed facsimile, (ii) registered or certified mail or United States Postal Service Express Mail, (iii) a nationally recognized overnight courier, (iv) hand, or (v) e-mail (so long as a receipt for such e-mail is requested and received). Such writing shall be addressed to a party as set forth below, or to such other address as a party may from time to time designate in any notice. Any notice given hereunder shall be effective upon receipt.

If to the Fund:

Avenue Income Credit Strategies Fund

399 Park Avenue, 6th Floor

New York, New York 10022

Attn: Randolph Takian, Trustee, Chief Executive Officer and President

If to the Adviser:

Avenue Capital Management II, L.P.

399 Park Avenue, 6th Floor

New York, New York 10022

Attn: Sonia E. Gardner

If to the Sub-Adviser:

Avenue Europe International Management, L.P.

399 Park Avenue, 6th Floor

New York, New York 10022

Attn: Sonia E. Gardner

SECTION 14.  Disclaimer. The Sub-Adviser acknowledges and agrees that, as provided by Section 8.01 of the Amended and Restated Declaration of Trust of the Fund, (i) this Agreement has been executed by officers of the Fund in their capacity as officers, and not individually, and (ii) the shareholders, trustees, officers, employees and other agents of the Fund shall not personally be bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder and that any such resort may only be had upon the assets and property of the Fund.

SECTION 15 . Governing Law. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

SECTION 16.  Force Majeure. The Sub-Adviser shall not be liable for the nonperformance of its obligations hereunder by reason of any cause beyond its reasonable control, including, but not limited to, any breakdown or failure of transmission or communication or computer facilities, postal or other strikes or similar industrial action, and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

SECTION 17.  Miscellaneous. The Fund acknowledges receipt of Part II of the Sub-Adviser’s Form ADV, which states information relative to the Sub-Adviser’s investment and brokerage policies and other important matters.

SECTION 18.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 19.  Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver or any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

AVENUE INCOME CREDIT STRATEGIES FUND

By:
Name:
Title:

AVENUE CAPITAL MANAGEMENT II, L.P.

By:	Avenue Capital Management II GenPar, LLC, its general partner

By:
Name:
Title:

AVENUE EUROPE INTERNATIONAL MANAGEMENT, L.P.

By:	Avenue Europe International Management GenPar, LLC, its general partner

By:
Name:
Title: